Exhibit 16.1

July 8, 2011

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for TNP Strategic Retail Trust, Inc. and, under the date of March 31, 2011, we reported on the consolidated financial statements of TNP Strategic Retail Trust, Inc. as of and for the years ended December 31, 2010 and 2009. On July 5, 2011, we were dismissed. We have read TNP Strategic Retail Trust, Inc.’s statements included under Item 4.01 of its Form 8-K dated July 5, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with TNP Strategic Retail Trust, Inc.’s statement that the change was approved by the audit committee of the board of directors, and we are not in a position to agree or disagree with TNP Strategic Retail Trust, Inc.’s statement that McGladrey and Pullen, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on TNP Strategic Retail Trust, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP